Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to BioPharmX Corporation’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated April 21, 2017, relating to the consolidated financial statements of BioPharmX Corporation, which appears in the Annual Report on Form 10-K of BioPharmX Corporation for the year ended January 31, 2017.

/s/ BPM LLP

San Jose, California
April 21, 2017